EXHIBIT 5.1



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                     [Letterhead of Thacher Proffitt & Wood]


                                              December 23, 2003


Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York  10013

                  Opinion: Underwriting Agreement
                  Citigroup Mortgage Loan Inc.
                  Asset-Backed Pass-Through Certificates, Series 2003-HE3
                  -------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Citigroup Global Markets Realty Corp. (the "Seller") and Citigroup Mortgage Loan Trust Inc. (the "Depositor") in connection with (i) the Mortgage Loan Purchase Agreement, dated December 22, 2003 (the "Purchase Agreement"), between the Seller and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of December 1, 2003 (the "Pooling and Servicing Agreement"), among the Depositor, Wells Fargo Home Mortgage, Inc. (the "Servicer"), HSBC Bank USA (the "Trustee") and Wells Fargo Bank Minnesota, N.A. (the "Trust Administrator"), and the certificates issued pursuant thereto designated as Asset-Backed Pass-Through Certificates, Series 2003-HE3 (collectively, the "Certificates"), (iii) the Indemnification Agreement, dated December 22, 2003 (the "Indemnification Agreement"), between the Depositor and the Servicer, (iv) the Indemnification Agreement, dated December 22, 2003 (the "NCHLS Indemnification Agreement"), between the Depositor and NCHLS Home Loan Services, Inc., (v) the Underwriting Agreement, dated December 22, 2003 (the "Underwriting Agreement"), between the Depositor and Citigroup Global Markets Inc. (the "Underwriter") pursuant to which certain Certificates were sold (collectively, the "Underwritten Certificates"), (vi) the Insurance and Indemnification Agreement, dated December 23, 2003 (the "Insurance Agreement"), among the Depositor, the Seller, the Trustee, the Trust Administrator, the Servicer and Ambac Assurance Corporation and (vii) the Prospectus Supplement, dated December 22, 2003 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated November 4, 2003 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"). The Purchase Agreements, the Pooling and Servicing Agreement, the Indemnification Agreement, the NCHLS Indemnification Agreement, the Underwriting Agreement and the Insurance Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, with your permission we have assumed, and are relying thereon without independent investigation, (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies,


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(ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         In rendering this opinion letter, any opinion expressed herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any provisions referred to in foregoing clause (iii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

         This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on the actual present knowledge of such attorneys.

          In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the

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federal laws of the United States including without limitation the Securities
Act of 1933, as amended (the "1933 Act") and Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986 (the "Code") applicable to a real estate mortgage investment conduit ("REMIC"). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the necessary authorization, execution and delivery thereof by the parties thereto, will be a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the parties thereto in accordance with its terms.

         2. The Certificates, assuming the authorization, execution and delivery of the related Pooling and Servicing Agreement, the execution and authentication of such Certificates in accordance with that Pooling and Servicing Agreement and the delivery thereof and payment therefor as contemplated in the Registration Statement and in the prospectus and prospectus supplement delivered in connection with such Certificates, will be legally and validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of that Pooling and Servicing Agreement.

         3. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, each of REMIC I, REMIC II, REMIC III and REMIC IV will qualify as a REMIC within the meaning of the Code. The REMIC I Regular Interests will represent the "regular interests" in REMIC I and the Class R-I Interest will constitute the sole class of "residual interests" in REMIC I. The Class A Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates (exclusive of any rights to receive payments from the Net WAC Rate Carryover Reserve Account), Class CE Interest and Class P Interest will represent ownership of "regular interests" in REMIC II and will generally be treated as debt instruments of REMIC II and the Class R-II Interest will constitute the sole class of "residual interests" in REMIC II. The Class CE Certificates will represent the "regular interests" in REMIC III and the Class R-III Interest will constitute the sole class of "residual interests" in REMIC III. The Class P Certificates will


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                  represent the "regular interests" in REMIC IV and the Class
                  R-IV Interest will constitute the sole class of "residual interests" in REMIC IV. The Class R Certificates will represent ownership of the Class R-I Interest and Class R-II Interest. The Class R-X Certificates will represent ownership of the Class R-III Interest and Class R-IV Interest.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings "Federal Income Tax Consequences" and "Legal Matters," without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                            Very truly yours,


                                            By: /s/ THACHER PROFFITT & WOOD LLP